Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement File No. 333-193958 on Form S-3, No. 333-105877 on Form S-4 and Nos. 333-04875, 333-130547, 333-151569, 333-174436, 333-174437, 333-189419 and 333-193962 on Form S-8 of our reports dated February 10, 2015 relating to the consolidated financial statements and financial statement schedule of UnitedHealth Group Incorporated and subsidiaries, and the effectiveness of UnitedHealth Group Incorporated and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of UnitedHealth Group Incorporated for the year ended December 31, 2014.

/S/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 10, 2015